EXHIBIT 4.1

K2 Inc.

2006 Long-Term Incentive Plan

As Approved by Stockholders on May 11, 2006

Section 1. Purpose; Definitions

The purpose of the K2 Inc. 2006 Long-Term Incentive Plan (the “Plan”) is to enable K2 Inc. (the “Company”) to attract, retain, and reward non-employee directors, officers, managers, and key employees of the Company and its Subsidiaries, and motivate such persons to exert their best efforts on behalf of the Company and its Subsidiaries.

For purposes of the Plan, the following terms shall be defined as set forth below

(a) “Award” means an award under the Plan of Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and/or Performance Awards.

(b) “Board” means the Board of Directors of the Company.

(c) “Book Value” means, as of any given date, on a per share basis (a) the Stockholders’ Equity in the Company as of the end of the immediately preceding fiscal year as reflected in the Company’s consolidated balance sheet, subject to such adjustments as the Committee shall specify at or after grant, divided by (b) the number of then outstanding shares of Stock as of such year-end date (as adjusted by the Committee for subsequent events).

(d) “Cause” means, but is not limited to, any of the following actions: theft, dishonesty or fraud, insubordination, persistent inattention to duties or excessive absenteeism, violation of the Company’s work rules, code of conduct or policies or state or federal law, or any conduct which would disqualify the participant from entitlement to unemployment benefits. The determination of whether Cause exists shall be made in the Company’s sole discretion. Such determination shall have no effect upon any determination of the rights or obligations of either party for any other purpose.

(e) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

(f) “Committee” means the Committee referred to in Section 2 of the Plan. If at any time no Committee shall be in office, then the functions of the Committee specified in the Plan shall be exercised by the Board.

(g) “Company” means K2 Inc., a corporation organized under the laws of the State of Delaware, or any successor corporation.

(h) “Disability” means disability as determined under procedures established by the Committee for purposes of this Plan or if none, the Company’s disability plan.

(i) “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

(j) “Fair Market Value” means, as of any given date, unless otherwise determined by the Committee in good faith, the mean between the highest and lowest quoted selling price, regular way, of the Stock on the New York Stock Exchange or, if no such sale of Stock occurs on the New York Stock Exchange on such date, the fair market value of the Stock as determined by the Committee in good faith.

(k) “Incentive Stock Option” means any Stock Option intended to be and designated as an “incentive Stock Option” within the meaning of Section 422 of the Code.

(l) “Nonqualified Stock Option” means any Stock Option that is not an Incentive Stock Option.

(m) “Other Stock-Based Award” means an award under Section 8 below that is valued in whole or in part by reference to, or is otherwise based on, Stock.

(n) “Performance Award” means an award under Section 9 below that is valued based on the level of attainment of performance objectives related to the performance measures set forth in Section 9.

(o) “Person” means “person” as defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) of the Exchange Act but excluding the Company and Subsidiary and any employee benefit plan sponsored or maintained by the Company or any Subsidiary (including any trustee of such plan acting as trustee).

(p) “Plan” means K2 Inc.’s 2006 Long-Term Incentive Plan, as hereinafter amended from time to time.

(q) “Restricted Stock” means an award of shares of Stock that is subject to restrictions under Section 7 below.

(r) “Restricted Stock Unit” means a fixed or variable right to acquire Stock, which may or may not be subject to restriction, contingently awarded under Section 7 of the Plan.

(s) “Stock” means the Common Stock, $1.00 par value per share, of the Company.

(t) “Stock Appreciation Right” means the right to participate in an increase in the value of a share of Stock pursuant to an award granted under Section 6.

(u) “Stock Option” or “Option” means any option to purchase shares of Stock (including Restricted Stock, if the Committee so determines) granted pursuant to Section 5 below.

(v) “Subsidiary” means a corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations (other than the last corporation in the unbroken chain) owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, or otherwise controls one of the other corporations in the chain.

(w) “Treasury” means the United States Department of the Treasury.

Section 2. Administration

The Plan shall be administered by a committee of not less than two members of the Board, who shall be appointed by, and serve at the pleasure of, the Board. In selecting the members of the Committee, the Board shall take into account the requirements for the members of the Committee to be treated as “Outside Directors” within the meaning of Section 162(m) of the Code and “Non-Employee Directors” for purposes of Rule 16b-3, as promulgated under Section 16 of the Exchange Act. The functions of the Committee specified in the Plan shall be exercised by the Board, if and to the extent that no Committee exists which has the authority to so administer the Plan or to the extent that the Committee is not comprised solely of Non-Employee Directors for purposes of Rule 16b-3, as promulgated under Section 16 of the Exchange Act.

The Committee shall have full authority to grant, pursuant to the terms of the Plan, to non-employee directors, officers, managers, and key employees, eligible under Section 4: (i) Stock Options and Incentive Stock Options; (ii) Stock Appreciation Rights; (iii) Restricted Stock and Restricted Stock Units; (iv) Other Stock-Based Awards; and/or (v) Performance Awards.

In particular the Committee shall have the authority:

(i)	To select the non-employee directors, officers, managers, and key employees of the Company and its Subsidiaries to whom Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards, and/or Performance Awards may from time to time be granted hereunder;

(ii)	To establish subplans or other arrangements not inconsistent with the Plan which the Committee deems necessary or advisable to comply with laws or requirements of foreign jurisdictions;

(iii)	To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock Based Awards, and/or Performance Awards or any combination thereof, are to be granted hereunder to one or more eligible employees and non-employee directors;

(iv)	Subject to the provisions of Sections 3, 5 and 9, to determine the number of shares to be covered by each such award granted hereunder;

(v)	To determine the terms and conditions, not inconsistent with the terms of the Plan, of any award granted hereunder (including, but not limited to, the share price and any restriction or limitation, or, subject to the minimum vesting requirements in the Plan, any vesting acceleration or waiver of forfeiture restrictions regarding any Stock Option or other award and/or the shares of Stock relating thereto, based in each case on such factors as the Committee shall determine in its sole discretion);

(vi)	To determine whether and under what circumstances an award of Restricted Stock or Restricted Stock Units may be settled in cash;

(vii)	To determine whether, to what extent and under what circumstances Option grants and/or other awards under the Plan made by the Company are to be made, and operate, on a tandem basis vis-à-vis other awards under the Plan and/or cash awards made outside of the Plan, or on an additive basis;

(viii)	To determine whether, to what extent and under what circumstances Stock and other amounts payable with respect to an award under this Plan shall be deferred either automatically or at the election of the participant (including providing for and determining the amount (if any) of any deemed earnings on any deferred amount during any deferral period); and

(ix)	To designate officers or employees of the Company or competent professional advisors to assist the Committee in the administration of the Plan, and to grant authority to such persons to execute agreements or other documents on its behalf.

The Committee shall have the authority to adopt, alter, and repeal such rules, guidelines and practices governing the Plan as it shall, from time to time, deem advisable to interpret the terms and provisions of the Plan and any award issued under the Plan (and any agreements relating thereto), and to otherwise supervise the administration of the Plan.

All decisions made by the Committee pursuant to the provisions of the Plan shall be made in the Committee’s sole discretion and shall be final, conclusive and binding on all persons, including the Company and Plan participants.

Section 3. Stock Subject to Plan

The total number of shares of Stock reserved and available for distribution under the Plan shall be three million four hundred thousand (3,400,000) shares. No individual may receive in any calendar year Awards under the Plan relating, in the aggregate, to more than five hundred thousand (500,000) shares of Stock. Non-employee directors of the Company may receive Awards relating to up to fifty thousand (50,000) shares of Stock in any calendar year.

Subject to Section 6(b)(iv) below, if any shares of Stock that have been optioned cease to be subject to a Stock Option or an Incentive Stock Option, or if any such shares of Stock that are subject to any Restricted Stock or Restricted Stock Units award or Other Stock-Based Award granted hereunder are forfeited or any such award otherwise terminates without a payment being made to the participant in the form of Stock, such shares shall not be counted against the share limits set forth in this Section 3 and shall again be available for distribution in connection with future awards under the Plan.

Except as provided in Section 10, in the event of any merger, reorganization, consolidation, recapitalization, Stock dividend, large non-recurring cash dividend (as determined by the Committee), Stock split or other change in corporate structure affecting the Stock, such substitution or adjustment shall be made in the aggregate number of shares subject to, and reserved for issuance under, the Plan (including any sub-limits in this Section 3), in the number and exercise price of shares subject to outstanding Options and Stock Appreciation Rights granted under the Plan, and in the number of shares subject to other outstanding Awards granted under the Plan as may be determined to be appropriate by the Committee, in its sole discretion, provided that the number of shares as so adjusted shall always be a whole number.

Section 4. Eligibility

Non-employee directors, officers, managers, and other key employees of the Company and its Subsidiaries who are responsible for or contribute to the management, growth and/or profitability of the business of the Company and/or its Subsidiaries are eligible to be granted awards under the Plan.

Section 5. Stock Options

Stock Options may be granted alone, in addition to or in tandem with other Awards granted under the Plan. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

Stock Options granted under the Plan may be of two types: (i) Incentive Stock Options and (ii) Nonqualified Stock Options.

The Committee shall have the authority to grant to any optionee Incentive Stock Options, Nonqualified Stock Options, or both types of Stock Options (in each case with or without Stock Appreciation Rights).

Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Committee shall deem desirable:

(a) Exercise Price. The exercise price per share of Stock purchasable under a Stock Option shall be determined by the Committee at the time of grant but shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock at grant, provided however, that the exercise price per share of Stock purchasable under a Stock Option that is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of grant provided that the exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger, stock exchange, or other acquisition.

(b) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than ten (10) years after the date the Option is granted.

(c) Exercisability. Stock Options shall be exercisable at such time or times and subject to such terms and conditions as shall be determined by the Committee at or after grant; provided, that except in the case of an Award issued in connection with the start of employment or service with the Company or its Subsidiaries, or under such other circumstances as are deemed appropriate by the Committee, Stock Options shall not be exercisable prior to the first anniversary of grant. If the Committee provides, in its sole discretion, that any Stock Option is exercisable only in installments, the Committee may waive such installment exercise provisions at any time at or after grant in whole or in part, based on such factors as the Committee shall determine, in its sole discretion.

(d) Method of Exercise. Subject to whatever installment exercise provisions apply under Section 5(c), Stock Options may be exercised upon vesting in whole or in part at any time during the option period, by giving written notice of exercise to the Company, or its designated representative, specifying the number of shares to be purchased.

Such notice shall be accompanied by payment in full of the purchase price, either by check, note or such other instrument as the Committee may accept. As determined by the Committee, in its sole discretion, at or after grant, payment in full or in part may also be made in the form of unrestricted Stock already owned by the optionee, the withholding of Stock otherwise deliverable upon exercise of the Stock Option or in any other manner approved by the Committee.

No shares of Stock shall be issued until full payment therefore has been made. An optionee shall generally have the rights to dividends or other rights of a stockholder with respect to the shares subject to the Option when the optionee has given written notice of exercise, has paid in full for such shares.

(e) Transferability of Options. Unless the Committee shall permit (on such terms and conditions as it shall establish) an Option to be transferred to a member of the participant’s immediate family or to a trust or similar vehicle for the benefit of such immediate family members, no Option shall be assignable or transferable except by will or the laws of descent and distribution, and except to the extent required by law, no right or interest of any participants shall be subject to any lien, obligation or liability of the participant. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order.

(f) Termination by Death. Subject to Section 5(j), if an optionee’s employment by or service with the Company and any Subsidiary terminates by reason of death, any Stock Option held by such optionee may thereafter be exercised in accordance with the terms and conditions established by the Committee and provided in the stock option agreement. In the event of termination of employment or service by reason of death, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(g) Termination by Reason of Disability. Subject to Section 5(j), if an optionee’s employment by or service with the Company and any Subsidiary terminates by reason of Disability, any Stock Option held by such optionee may thereafter be exercised by the optionee in accordance with the terms and conditions established by the Committee and provided in the stock option agreement. In the event of termination of employment or service by reason of Disability, if an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

(h) Termination for Cause. Subject to Section 5(j), if an optionee’s employment by the Company and any Subsidiary is terminated for Cause, the Stock Option shall thereupon terminate, whether or not exercisable at that time.

(i) Other Termination. Unless otherwise determined by the Committee, if an optionee’s employment by or service with the Company and any Subsidiary terminates for any reason other than death or Disability or for Cause, the Stock Option shall thereupon terminate.

(j) Incentive Stock Options. Anything in the Plan to the contrary notwithstanding, no term of this Plan relating to Incentive Stock Options shall be interpreted, amended or altered, nor shall any discretion or authority granted under the Plan be so exercised, so as to disqualify the Plan under Section 422 of the Code, or, without the consent of the optionee(s) affected, to disqualify any Incentive Stock Option under such Section 422.

(k) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 3) the exercise price of a Stock Option may not be reduced without stockholder approval (including canceling previously awarded Stock Options and re-granting them with a lower exercise price).

Section 6. Stock Appreciation Rights

(a) Grant and Exercise. Stock Appreciation Rights may be granted alone or in conjunction with all or part of any Stock Option granted under the Plan. In the case of a Nonqualified Stock Option, such rights may be granted either at or after the time of the grant of such Stock Option. In the case of an Incentive Stock Option, such rights may be granted only at the time of grant of such Stock Option.

The term of each Stock Appreciation Right granted independent of a Stock Option (a “freestanding SAR”) shall be fixed by the Committee, but no Stock Appreciation Right shall be exercisable more than ten (10) years after the date the Stock Appreciation Right is granted. A Stock Appreciation Right or applicable portion thereof granted with respect to a given Stock Option shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option, subject to such provisions as the Committee may specify at grant where a Stock Appreciation Right is granted with respect to less than the full number of shares covered by a related Stock Option.

A Stock Appreciation Right may be exercised by an optionee, subject to Section 6(b), in accordance with the procedures established by the Committee for such purposes. Upon such exercise, the optionee shall be entitled to receive an amount determined in the manner prescribed in Section 6(b). Stock Options relating to exercised Stock Appreciation Rights shall no longer be exercisable to the extent that the related Stock Appreciation Rights have been exercised.

(b) Terms and Conditions. Stock Appreciation Rights shall be subject to such terms and conditions, not inconsistent with the provisions of the Plan, as shall be determined from time to time by the Committee, including the following:

(i)	Stock Appreciation Rights shall be exercisable at such time or times as shall be determined by the Committee at or after grant; provided, however, that Stock Appreciation Rights shall be subject to the same terms and conditions applicable to Stock Options set forth in Section 5. Stock Appreciation Rights granted in conjunction with Stock Options shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate shall be exercisable in accordance with the provisions of Section 5 and this Section 6 of the Plan.

(ii)	Upon the exercise of a Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash and/or shares of Stock equal in value to the excess of the Fair Market Value on the date of exercise of one share of Stock over the exercise price per share determined by the Committee at the time of grant multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment. Notwithstanding anything else in the Plan to the contrary, the exercise price per share of any freestanding SAR but shall be not less than one hundred percent (100%) of the Fair Market Value of the Stock at grant, provided however, that the exercise price per share under a freestanding SAR that is granted in connection with a merger, stock exchange, or other acquisition as a substitute or replacement award for stock appreciation rights held by employees of the acquired entity may be less than one hundred percent (100%) of the Fair Market Value of the Stock at the time of grant provided that the exercise price is based on a formula set forth in the terms of the stock appreciation rights held by such individuals or in the terms of the agreement providing for such merger, stock exchange, or other acquisition. When payment is to be made in shares, the amount and/or number of shares to be paid shall be calculated on the basis of the Fair Market Value of the shares on the date of exercise.

(iii)	Upon the exercise of a Stock Appreciation Right granted in conjunction with a Stock Option under the Plan, the number of shares issued under such Stock Appreciation Right based on the value of the Stock Appreciation Right at the time of exercise shall be deemed to be issued for purposes of the share authorization set forth in Section 3 of the Plan.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 3) the exercise price of a Stock Appreciation Right may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and re-granting them with a lower exercise price).

Section 7. Restricted Stock and Restricted Stock Units

(a) Administration. Subject to the limitations set forth in Section 3, shares of Restricted Stock and/or Restricted Stock Units may be issued either alone or, in addition to, or in tandem with, other awards granted under the Plan and/or awards made outside of the Plan. The Committee shall determine the eligible persons to whom, and the time or times at which, grants of Restricted Stock and/or Restricted Stock Units will be made, the number of shares to be awarded, the price (if any) to be paid by the recipient of Restricted Stock and/or Restricted Stock Units (subject to Section 7(b)), the time or times within which such awards may be subject to forfeiture, and all other terms and conditions of the awards.

The Committee may condition the grant of Restricted Stock and Restricted Stock Units upon the attainment of specified performance goals or such other factors as the Committee may determine, in its sole discretion.

The provisions of Restricted Stock and Restricted Stock Unit awards need not be the same with respect to each recipient.

(b) Awards and Certificates. The prospective recipient of a Restricted Stock or Restricted Stock Unit Award shall not have any rights with respect to such award, unless and until such recipient has complied with the applicable terms and conditions of such Award.

(i)	The purchase price for shares of Restricted Stock and Restricted Stock Units shall be set by the Committee and may be zero.

(ii)	Awards of Restricted Stock and Restricted Stock Units must be accepted within a reasonable period (or such specific period as the Committee may specify at grant) after the award date, by executing an award agreement and paying whatever price (if any) is required under Section 7(b)(i).

(c) Terms and Conditions. The shares of Restricted Stock and Restricted Stock Units awarded pursuant to this Section 7 shall be subject to the following restrictions and conditions:

(i)	Subject to the provisions of this Plan and the award agreement, during a period set by the Committee commencing with the date of such award (the “Restriction Period”), the participant shall not be permitted to sell, transfer, assign, pledge or otherwise encumber shares of Restricted Stock or Restricted Stock Units awarded under the Plan. Other than (a) as provided in Section 7(c)(iii), (b) with respect to Award made in connection with the start of employment or service with the Company or its Subsidiaries or (c) under such other circumstances deemed appropriate by the Committee, in no event shall such Restriction Period be deemed satisfied in full in less than (x) three (3) years after the date of grant, if the non-forfeitability of Restricted Stock or Restricted Stock Units is based solely on continued employment or service and the grant of the Restricted Stock or Restricted Stock Units (“Time-Based Retention Shares”) and is not a form of payment of earned incentive or other performance-based compensation, or (y) one (1) year after the date of grant, if the non-forfeitability of Restricted Stock is also subject to the attainment of performance goals or the grant of Time-Based Retention Shares is a form of payment of earned incentive or other performance-based compensation. Within these limits, the Committee, in its sole discretion, may provide for the lapse of such restrictions in pro rata installments, based on service, performance and or such other factors or criteria as the Committee may determine, in its sole discretion.

(ii)	Except as provided in this paragraph (ii) and Section 7(c)(i), the Committee, in its sole discretion, as determined at the time of the award, may permit the participant to have, (a) with respect to the shares of Restricted Stock, all of the rights of a stockholder of the Company, including the right to vote the shares, and the right to receive any cash dividends and (b) with respect to the shares underlying an Award of Restricted Stock Units, the right to receive any cash dividends. The Committee, in its sole discretion, as determined at the time of award, may permit or require the payment of cash dividends and may permit or require such cash dividends to be deferred and, if the Committee so determines, reinvested, subject to Section 13(e), in additional Restricted Stock or Restricted Stock Units to the extent shares are available under Section 3, or otherwise reinvested. Pursuant to Section 3 above, Stock dividends issued with respect to Restricted Stock and Restricted Stock Units shall be treated as additional shares of Restricted Stock or Restricted Stock Units, as applicable, that are subject to the same restrictions and other terms and conditions that apply to the shares with respect to which such dividends are issued.

(iii)	Subject to the applicable provisions of the award agreement and this Section 7, upon termination of a participant’s employment or service with the Company and any Subsidiary for any reason during the Restriction Period, all shares of Restricted Stock or Restricted Stock Units still subject to restriction will vest, or be forfeited, in accordance with the terms and conditions established by the Committee at or after grant.

(iv)	If and when the Restriction Period expires without a prior forfeiture of the Restricted Stock or Restricted Stock Units subject to such Restriction Period, certificates for an appropriate number of unrestricted shares shall be delivered to the participant promptly (unless the Committee decides pursuant to Section 2(v) to settle the award in cash). Notwithstanding anything in the Plan to the contrary, the Committee may, in an award agreement or otherwise, provide for the deferred delivery of Stock upon settlement of an Award of Restricted Stock or Restricted Stock Units.

Section 8. Other Stock-Based Awards

(a) Administration. Other awards of Stock and other awards that are valued in whole or in part by reference to, or are otherwise based on, Stock (“Other Stock-Based Awards”), including, without limitation, stock purchase rights, performance shares, exchangeable securities and Stock awards or options valued by reference to Book Value or Subsidiary performance, may be granted either along with, or in addition to, or in tandem with, Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units granted under the Plan and/or cash awards made outside of the Plan.

Subject to the provisions of the Plan, the Committee shall have authority to determine the persons to whom and the time or times at which such awards shall be made, the number of shares of Stock to be awarded pursuant to such awards, and all other conditions of the awards. The Committee may also provide for the grant of Stock upon the completion of a specified performance period.

The provision of Other Stock-Based Awards need not be the same in respect to each recipient.

(b) Terms and Conditions. Other Stock-Based Awards made pursuant to this Section 10 shall be subject to the following terms and conditions:

(i)	Subject to the provisions of this Plan and the Award agreement referred to in Section 8(b)(v) below, shares subject to Awards made under this Section 8 may not be sold, assigned, transferred, pledged, or otherwise encumbered prior to the date on which the shares are issued, or, if later, the date on which any applicable restriction, performance, or deferral period lapses.

(ii)	Subject to the provision of this Plan and the Award agreement and unless otherwise determined by the Committee at grant, the recipient of an Award under this Section 8 shall be entitled to receive, currently, or on a deferred basis, interest or dividends or interest or dividend equivalents with respect to the number of shares covered by the Award, as determined at the time of the Award by the Committee, in its sole discretion, and the Committee may provide that such amounts (if any) shall be deemed to have been reinvested in additional Stock or otherwise reinvested.

(iii)	Any Award under Section 8 and any Stock covered by any such Award shall vest or be forfeited to the extent so provided in the award agreement as determined by the Committee, in its sole discretion; provided, that subject to Section 10(b)(iv) and except with respect to Awards made in connection with the start of employment or service with the Company or its Subsidiaries or under such other circumstances as are deemed appropriate by the Committee, any such Other Stock-Based Award shall have a vesting requirement of at least one year.

(iv)	In the event of the participant’s Disability or death, or in cases of special circumstances, the Committee may, in its sole discretion, waive in whole or in part any or all of the remaining limitations imposed hereunder (if any) with respect to any or all of an Award under this Section 8.

(v)	Each Award under this Section 8 shall be confirmed by, and subject to the terms of, an agreement or other instrument by the Company and by the participant.

(vi)	Stock (including securities convertible into Stock) issued on a bonus basis under this Section 8 may be issued for no cash consideration.

Section 9. Performance Related Awards

(a) Performance Objectives. Notwithstanding anything else contained in the Plan to the contrary, unless the Committee otherwise determines at the time of grant, an Award of Restricted Stock, Restricted Stock Units or Other Stock-Based Awards to an employee who is a “covered employee” within the meaning of Section 162(m) of the Code and the Treasury regulations promulgated thereunder, other than an award which will vest on the basis of the passage of time, shall become vested, if at all, upon the determination by the Committee that performance objectives established by the Committee have been attained, in whole or in part (a “Performance Award”). Such performance objectives shall be determined over a measurement period or periods established by the Committee and related to one or more of the following criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, division, Subsidiary or geographic region, either individually, alternatively or in any combination, and measured either annually or cumulatively over the period established by the Committee, on an absolute basis or relative to a pre-established target, to results from a previous period or to a designated comparison corporation or group, in each case as specified by the Committee in the Award: (i) cash flow; (ii) earnings (including, but not limited to, earnings before interest, taxes, depreciation and amortization); (iii) earnings per share, diluted or basic; (iv) debt reduction; (v) working capital reduction; (vi) return on investment; (vii) sales; (viii) market share; (ix) cost of capital; (x) expense reduction levels; (xi) productivity; (xii) delivery performance; (xiii) safety record; (xiv) stock price; (xv) return on equity; (xvi) total stockholder return; (xvii) return on assets or net assets; (xviii) income, gross margin, operating income or net income; and (xix) completion of acquisitions, business expansion, product diversification, new or expanded market penetration and other non-financial operating and management performance objectives (each criteria is referred to as a “Qualifying Performance Criteria”). To the extent consistent with Section 162(m) of the Code, the Committee may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (a) asset write-downs, (b) litigation, claims, judgments or settlements, (c) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (d) accruals for reorganization and restructuring programs and (e) any extraordinary, unusual or non-recurring items as described in Accounting Principles Board Opinion No. 30 and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s Annual Report to stockholders for the applicable year. Notwithstanding satisfaction of any performance objectives, the number of shares issued under or the amount paid under a Performance Award may, to the extent specified in the applicable award agreement, be reduced by the Committee on the basis of such further considerations as the Committee in its sole discretion shall determine.

(b) Certification. The Committee shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Performance Award that is intended to satisfy the requirements for performance-based compensation under Section 162(m)(4)(C) of the Code.

(c) Interpretation. Notwithstanding anything else in the Plan to the contrary, to the extent a Performance Award is intended to qualify as performance-based compensation within the meaning of Section 162(m)(4)(C) of the Code, the Committee shall not be entitled to exercise any discretion if the exercise of such discretion would cause such award to fail to qualify as performance-based compensation.

Section 10. Change of Control Provisions

(a) Result of a Change of Control Other Than a Corporate Transaction. In the event of a Change of Control (as defined in subsection (c) below) other than a Corporate Transaction (as defined in subsection (c) below) immediately prior thereto all restrictions relating to all outstanding awards issued or granted under this Plan, including Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, Other Stock-Based Awards and Performance Awards, shall lapse and such awards shall vest and become fully exercisable to the extent not already fully vested or fully exercisable, and each outstanding Option holder shall be given a reasonable opportunity to exercise his or her Options prior to the Change of Control, unless determined otherwise by the Committee prior to the Change of Control.

(b) Result of Corporate Transaction.

(i)	In the event of a Corporate Transaction, immediately prior thereto all restrictions relating to all outstanding Awards issued or granted under this Plan shall vest and become fully exercisable to the extent not already fully vested or fully exercisable, with a reasonable opportunity to exercise such Awards, prior to the Corporate Transaction, unless such Awards are assumed by the successor entity or its parent in the Corporate Transaction, in which event such Awards shall not become fully vested or exercisable, but shall continue to vest (or not) in accordance with their terms. Each outstanding Award which is assumed in connection with the Corporate Transaction shall be appropriately adjusted, immediately after such Corporate Transaction, to apply and pertain to the number and class of securities or other property which would have been issuable, in consummation of such Corporate Transaction, to an actual holder of the same number of shares of Common Stock as are subject to such Award immediately prior to such Corporate Transaction. Appropriate adjustments shall also be made to the exercise or purchase price payable with respect to such Awards, provided the aggregate amount payable for such securities shall remain the same. In addition, the class and number of securities available for issuance under the Plan following the consummation of the Corporate Transaction shall be appropriately adjusted.

(ii)	In the event that outstanding Awards are assumed in connection with a Corporate Transaction as set forth in Section 10(b)(i), and a Plan participant whose Award was so assumed is subsequently involuntarily terminated from all employment or other service by the Company, any of its Subsidiaries or any of their respective successors or parent of the successors after the Corporate Transaction (other than termination as a result of Cause) within one (1) year following the Corporation Transaction, any Awards held by such Plan participant shall immediately vest in full, and shall be exercisable, as applicable, until the earlier of the close of business on the sixtieth (60th) day following such termination or the expiration of the Award in accordance with its terms.

(c) Change of Control Defined. For purposes of this Plan, a “Change of Control” shall be deemed to have occurred if:

(i)	any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934) of securities possessing more than thirty-five percent (35%) of the total combined voting power of the Company’s outstanding securities;

(ii)	there is a change in the composition of the Board over a period of twenty-four (24) consecutive months or less such that a majority of the Board members (rounded up to the next whole number) cease, by reason of one or more proxy contests for the election of Board members, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least two-thirds of the Board members described in clause (A) who were still in office at the time such election or nomination was approved by the Board;

(iii)	a merger or consolidation occurs in which the Company is not the surviving entity, or any reverse merger in which the Company is the surviving entity but in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to holders different from those who held such securities immediately prior to such merger (a “Corporate Transaction”); or

(iv)	all or substantially all of the Company’s assets are sold or transferred other than in connection with an internal reorganization of the Company.

Section 11. Amendments and Termination

The Board or the Committee may amend, alter or discontinue the Plan and may to the extent permitted by the Plan amend any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the anti-dilution adjustment provisions of Section 3, no such amendment shall, without the approval of the stockholders of the Company:

(a)	increase the maximum number of shares of Stock for which Awards may be granted under this Plan;

(b)	reduce the price at which Options may be granted below the price provided for in Section 5(a);

(c)	reduce the option price of outstanding Options;

(d)	extend the term of this Plan;

(e)	change the class of persons eligible to receive Awards under the Plan; or

(f)	increase the individual maximum limits in Section 3.

The Board or the Committee may to the extent permitted by the Plan amend any agreement evidencing an Award made under this Plan, but no amendment or alteration shall be made which would impair the rights of any Plan participant, without such participant’s consent, under any Award theretofore granted.

Section 12. Unfunded Status of Plan

The Plan is intended to constitute an “unfunded” plan for incentive and deferred compensation. With respect to any payments not yet made to a participant or optionee by the Company, nothing contained herein shall give any such participant or optionee any rights that are greater than those of a general creditor of the Company. In its sole discretion, the Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Stock or payments in lieu of or with respect to awards hereunder; provided, however, that unless the Committee otherwise determines with the consent of the affected participant, the existence of such trusts or other arrangements is consistent with the “unfunded” status of the Plan.

Section 13. General Provisions

(a) The Committee may require each person purchasing shares pursuant to an Option or other Award under the Plan to represent to and agree with the Company in writing that the optionee or participant is acquiring the shares without a view to distribution thereof. The certificates for such shares may include any legend, which the Committee deems appropriate to reflect any restrictions on transfer.

All certificates for shares of Stock or other securities delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Stock is then listed, and any applicable federal or state securities law, and the Committee may cause a legend or legends to be put on any such certificates to make appropriate reference to such restrictions. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Plan participant or other subsequent transfers by the Plan participant of any Stock issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by the Plan participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring the Stock to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

This Plan, the grant, issuance, vesting, exercise and settlement of Awards hereunder, and the obligation of the Company to sell, issue or deliver Stock under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Plan participant’s name or deliver any Stock prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Committee shall determine to be necessary or advisable. To the extent the Company is unable to or the Committee deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Stock hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Stock as to which such requisite authority shall not have been obtained. No Stock Option shall be exercisable and no Stock shall be issued and/or transferable under any other Award unless a registration statement with respect to the Stock underlying such Award is effective and current or the Company has determined that such registration is unnecessary.

(b) Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, subject to stockholder approval if such approval is required, and such arrangements may be either generally applicable or applicable only in specific cases.

(c) The adoption of the Plan shall not confer upon any employee or director of the Company or any Subsidiary any right to continued employment or service as a director with the Company or a Subsidiary, as the case may be, nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate the employment of any of its employees or service of a director at any time.

(d) Except as the participant and the Company may otherwise agree, no later than the date as of which an amount first becomes includable in the gross income of the participant for federal income tax purposes with respect to any award under the Plan, the participant shall pay to the Company, or make arrangements satisfactory to the Committee regarding the payment of any federal, state, or local taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Committee, withholding obligations may be settled with Stock, including Stock that is part of the award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment of arrangements and the Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the participant.

(e) To the extent that the Committee determines that any Award granted under the Plan is subject to Section 409A of the Code, the award agreement evidencing such Award shall incorporate the terms and conditions required by Section 409A of the Code. To the extent applicable, the Plan and award agreements shall be interpreted in accordance with Section 409A of the Code and the Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the effective date of the Plan. Notwithstanding any provision of the Plan to the contrary, in the event that following the effective date of the Plan the Committee determines that any Award may be subject to Section 409A of the Code and related Treasury guidance (including such Treasury guidance as may be issued after the effective date of the Plan), the Committee may adopt such amendments to the Plan and the applicable award agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Committee determines are necessary or appropriate to (1) exempt such Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to such Award, or (2) comply with the requirements of Section 409A of the Code and related Treasury guidance.

(f) The actual or deemed reinvestment of dividends or dividend equivalents in additional Restricted Stock or Restricted Stock Units (or in other types of Awards) at the time of any dividend payment shall only be permissible if sufficient shares of Stock are available under Section 3 for such reinvestment (taking into account then outstanding Stock Options and other Awards).

(g) The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Plan participant or any other Person as to: (i) the non-issuance or sale of Stock as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Stock hereunder; and (ii) any tax consequence expected, but not realized, by any Plan participant or other Person due to the receipt, exercise or settlement of any Award granted hereunder.

(h) Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Committee to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Section 162(m) of the Code, and such arrangements may be either generally applicable or applicable only in specific cases.

(i) The Plan and all awards made and actions taken thereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

Section 14. Term of Plan

No Award shall be granted pursuant to the Plan on or after the tenth (10th) anniversary of the date of stockholder approval, but awards granted prior to such tenth (10th) anniversary may extend beyond that date.